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                                                                    EXHIBIT 99.2

  PILGRIM'S PRIDE COMMENTS ON FINANCIAL EFFECT OF WAMPLER FOODS PRODUCT RECALL
    Voluntary Recall Represents Less Than 1 Percent of Company's Total Annual
                                   Production


FRANCONIA, Pa., Oct. 14 /PRNewswire-FirstCall/ -- Pilgrim's Pride Corporation (NYSE: CHX) states it believes that the nationwide voluntary recall of its Wampler Foods ready-to-eat deli products should not have a material adverse effect on its financial condition.

The voluntary recall by Wampler was a precautionary step taken because environmental sampling suggested the continued presence in its plant in Franconia of the strain of Listeria in the Oct. 9 recalled product. No illnesses associated with the Listeria strain in the Northeastern U.S. outbreak have been linked to any Wampler products.

"First and foremost, Wampler is committed to the integrity and safety of its products and is proactively undertaking this voluntary recall in full cooperation with the Department of Agriculture," said David Van Hoose, chief executive officer.

The amount of product covered by the recall is approximately 7 percent of the company's annual turkey production and less than 1 percent of its total poultry production.

"In matters directly relating to this recall, we believe our Company is adequately covered by its insurance program, however, there could always be differences between the accounting periods in which recall effects are realized and when insurance recoveries are received," added Rick Cogdill, chief financial officer.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: changes in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company's poultry products; product liability claims, product recalls and adverse effects on product marketability associated with product contamination; the Company's indebtedness; insurance coverage and exclusions related thereto; risks associated with the Company's foreign operations, including currency exchange rate fluctuations, trade barriers, exchange controls and expropriation; the impact of current and future laws and regulations; risks associated with the Company's integration of WLR Foods, Inc. into the Company; and the other risks described in the Company's SEC filings.

    For further information contact:
     Richard A. Cogdill
     Chief Financial Officer
     (903) 855-4208